Exhibit 99.1

Charter Closes $500 Million Senior Secured Notes

STAMFORD, Connecticut – August 15, 2018 – Charter Communications, Inc. (NASDAQ: CHTR) (along with its subsidiaries, “Charter”) today announced that its subsidiaries, Charter Communications Operating, LLC (“CCO”) and Charter Communications Operating Capital Corp. (together with CCO, the “Issuers”), have closed on $500 million in aggregate principal amount of senior secured floating rate notes due 2024 (the “Floating Rate Notes”) which were issued at a price of 101.479% of the aggregate principal amount. The Floating Rate Notes formed a part of the same series as the Issuers’ senior secured floating rate notes due 2024 issued July 3, 2018, and which bear interest at a rate of three-month LIBOR, reset quarterly, plus 165 basis points.

The Floating Rate Notes were issued pursuant to an effective automatic shelf registration statement on Form S-3 filed with the Securities and Exchange Commission.

This news release is neither an offer to sell nor a solicitation of an offer to buy the Floating Rate Notes and shall not constitute an offer, solicitation or sale, nor is it an offer to purchase, or the solicitation of an offer to sell the Floating Rate Notes in any jurisdiction in which such offer, solicitation, or sale is unlawful.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband communications company and the second largest cable operator in the United States. Charter provides a full range of advanced residential broadband services, including Spectrum TV® programming, Spectrum Internet®, and Spectrum Voice®. Under the Spectrum Business® brand, Charter provides scalable, and cost-effective broadband communications solutions to small and medium-sized business organizations, including Internet access, business telephone, and TV services. Through the Spectrum Enterprise brand, Charter is a national provider of scalable, fiber-based technology solutions serving many of America’s largest businesses and communications service providers. Charter’s advertising sales and production services are sold under the Spectrum Reach® brand. Charter’s news and sports networks are operated under the Spectrum Networks brand. More information about Charter can be found at newsroom.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

1